As filed with the Securities and Exchange Commission on February 9, 2009.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacey W. Goff
Senior Vice President, General Counsel and Secretary
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Najder
Jones, Walker, Waechter,
Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue, 51st Floor
New Orleans, Louisiana 70170-5100
(504) 582-8000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☑                                           Accelerated filer  ☐                                           Non-accelerated filer  ☐                                           Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Debt Securities	(1)
Preferred Stock
Depositary Shares
Common Stock
Warrants
Units

(1)     An indeterminate aggregate principal amount or number of each identified class of securities is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

_______________________________________

PROSPECTUS

CENTURYTEL, INC.

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
UNITS

_______________________________________

We may offer and sell the following securities, from time to time, in one or more offerings and series, either separately, together or in combination with other such securities:
  Unsecured senior or subordinated debt securities
  Preferred stock
  Depositary shares representing fractional interests in our preferred stock
  Common stock
  Warrants to purchase debt securities, preferred stock, depositary shares or common stock
  Units consisting of certain specified securities.
When we offer securities we will provide you with a prospectus supplement describing the specific terms of the securities, including the offering price. You should carefully read this prospectus and the prospectus supplements relating to the specific issue of securities before you decide to invest in any of these securities.  A supplement may also add, update or change information contained in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “CTL.”  Our principal executive offices are located at 100 CenturyTel Drive, Monroe, Louisiana 71203, and our telephone number is (318) 388-9000.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_______________________________________

The date of this prospectus is February 9, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission.  We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than the date on the front cover of those documents. The information contained in our website, www.centurytel.com, is not a part of this prospectus, any prospectus supplement or any free writing prospectus.
__________________

The terms “CenturyTel,” “we,” “us” and “our” refer to CenturyTel, Inc., and not any of our subsidiaries (unless the context otherwise requires and except in connection with the description of our business under the heading “The Company,” where such terms refer to the consolidated operations of CenturyTel and its subsidiaries).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that CenturyTel has filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

We are an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, Internet access and broadband services in 25 states. We also provide fiber transport, competitive local exchange carrier, security monitoring, and other communications and business information services in certain local and regional markets. Our incumbent local exchange telephone subsidiaries operate approximately 2.0 million telephone access lines, primarily in rural areas and small to mid-size cities, with over 68% of these lines located in Missouri, Wisconsin, Alabama, Arkansas and Washington. Additional information about CenturyTel is included in documents incorporated by reference in this document.  See “Where you Can Find More Information.”

On October 26, 2008, CenturyTel and Embarq Corporation, or Embarq, entered into a merger agreement pursuant to which CenturyTel has agreed to acquire Embarq in a tax-free, stock-for-stock transaction.  We anticipate closing this transaction in the second quarter of 2009, subject to the receipt of regulatory approvals, as well as other customary closing conditions.  Embarq provides, both directly and through wholesale and sales agency relationships, a suite of integrated communications services, including local and long distance voice, data, high-speed Internet, satellite video, professional and logistics services and communications equipment to consumers and business customers primarily in local service territories in 18 states.  Additional information about Embarq is included in documents that it has filed with the SEC.  See “Where you Can Find More Information.”

RECENT DEVELOPMENTS

On November 3, 2008, the chairman of the FCC withdrew his proposal to reform the FCC’s inter-carrier compensation and universal service rules, in part due to concerns of the other commissioners that the draft proposal had not been made available for prior public comments.  On November 5, 2008, the FCC issued a document that, among other things, (i) requested public comment on the chairman’s draft proposal, an alternative proposal and certain universal service reforms and (ii) included an order that declined to implement the universal service reform proposal issued in November 2007 by a federal-state joint board established by Congress.  It is currently unclear when the FCC may take action with respect to the draft proposals.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.  In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us.  In addition, our common stock is listed and traded on the New York Stock Exchange, or NYSE, and you may also obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Embarq, which may be acquired by us pursuant to our pending merger, also files annual, quarterly and current reports, proxy statements and other information with the SEC.  Reports filed by Embarq can be inspected and copied at the locations referenced above and are otherwise available through the SEC’s website.  Certain of these reports are exhibits to the registration statement of which this prospectus forms a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered a part of this prospectus (except for any information that is superseded by information included directly in this prospectus), and information that we file later with the SEC will automatically update and supersede this information.  In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, prior to the termination of the offering under this prospectus;  provided, however, that we are not incorporating by reference, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
  Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
  Proxy Statement on Schedule 14A filed March 27, 2008.
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008.
  Current Reports on Form 8-K, filed April 7, 2008, June 24, 2008 (Item 8.01), October 27, 2008 (Item 8.01), October 30, 2008, November 18, 2008, January 16, 2009 and January 29, 2009 (Items 8.01) (other than the portions of those documents not deemed to be filed).
  The description of our common stock contained in our Form 8-A/A filed with the SEC on November 18, 1999.
At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing).  You may request copies by writing us at 100 CenturyTel Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, or by telephoning us at (318) 388-9000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain non-historical statements made in this prospectus and the documents incorporated herein by reference, and future oral or written statements or press releases by us or our management, in each case as they relate to CenturyTel or Embarq, the operations of either such company or our pending merger with Embarq,  are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual results or performance by CenturyTel or Embarq, and issues relating to our pending merger with Embarq may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could impact actual results of CenturyTel or Embarq, the combined company or the pending merger include but are not limited to:  the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including the FCC's proposed rules regarding inter-carrier compensation and the Universal Service Fund described in our recent SEC reports); our ability to effectively adjust to changes in the communications industry; our ability to successfully complete our pending merger with Embarq, including timely receiving all regulatory approvals and obtaining related financing; the possibility that the anticipated benefits from the merger cannot be fully realized in a timely manner or at all, or that integrating Embarq’s operations into ours will be more difficult, disruptive or costly than anticipated; our ability to effectively manage our expansion opportunities, including successfully integrating newly-acquired or newly-developed businesses into our operations and retaining and  hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.80 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the business and our plans are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2007, as updated and supplemented by our subsequent SEC reports.  For more information about these risks, see “Risk Factors” below.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Unless legally required, we undertake no obligation to update any of our forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.  In addition, any prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the securities being offered thereby.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of the securities described herein will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges and preferred stock dividends on a consolidated basis for the periods indicated. For purposes of the ratios presented below, earnings consist of income before income taxes and fixed charges, and fixed charges include interest expense, including amortized debt issuance costs, and preferred stock dividend costs of CenturyTel and its subsidiaries.  We have assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year.  The ratio of earnings to fixed charges and preferred stock dividends presented below does not differ materially from the ratio of earnings to fixed charges for any of the periods reflected below.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges and preferred stock dividends	3.31x	3.58x	3.59x	3.94x	3.85x	3.83x

DESCRIPTION OF SECURITIES

This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants and units that we may offer from time to time.  These summaries are not meant to be a complete description of such securities.  We will describe the particular terms of any such offered securities in a prospectus supplement, which may differ from or supercede some or all of the general terms summarized in this prospectus.

Any of the securities described herein and in a prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another.  These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Louisiana Business Corporation Law and our articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request, as provided under the heading “Where You Can Find More Information.”

Authorized Capital Stock

We are currently authorized under our articles of incorporation to issue an aggregate of 352 million shares of capital stock, consisting of 350 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share. Upon completion of our pending merger with Embarq, we plan to amend our articles to increase the authorized number of shares of our capital stock to 802 million, consisting of 800 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share.

As of February 6, 2009, 100,307,707 shares of our common stock were outstanding.  Our common stock is listed for trading on the New York Stock Exchange.  As of February 6, 2009, 9,434 shares of preferred stock were outstanding.

Description of Common Stock

We may issue, separately or together with or upon conversion of or exchange for other securities, common stock, all as set forth in the applicable prospectus supplement.

Voting Rights.  Under our articles of incorporation, each share of common stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each other share of common stock entitles the holder thereof to one vote per share. On January 27, 2009, our shareholders approved an amendment to our articles to provide that each share of our common  stock will entitle the holder thereof to one vote per share, regardless of whether the stock has been beneficially owned by the same person or entity continuously since May 30, 1987.  This amendment is subject to, and is expected to become effective following, the completion of our pending merger with Embarq.  Each share issued in connection with this prospectus will entitle the holder to one vote.

Holders of our common stock do not have cumulative voting rights.  As a result, the holders of more than 50% of the voting power may elect all of our directors.  Our board of directors is divided into three classes of directors, with each class serving three-year terms.  Each class is required to be as nearly equal in number as possible.

As of December 31, 2007, the trustee for two of our employee benefit plans was the record holder of common stock having approximately 20.2% of the total voting power of all classes of our capital stock.  Upon the completion of our pending merger with Embarq and the amendment to our articles described above, this percentage will be substantially reduced.  The trustee generally votes these shares in accordance with the instructions of our employees.

Dividends.  Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock.  Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.  Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.

Other Rights and Provisions.  In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock.  Our common stock is not redeemable and has no subscription, conversion or preemptive rights.  All of our outstanding shares of common stock have been fully paid and are non-assessable.

Certain Provisions Affecting Takeovers

Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyTel unless the takeover or change of control is approved by our board of directors.  Such provisions may also render more difficult the removal of our directors or officers.  Certain of our agreements and certain provisions of applicable law may have similar effects.

Staggered Board.  Our articles of incorporation provide for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to our bylaws by a plurality vote of shareholders.  Under our articles, directors can be removed from office only for cause and generally only by the affirmative vote of both of the holders of a majority of the total voting power, voting together as a single class, and, at any time that there is a related person (as defined in the articles), the holders of a majority of the votes entitled to be cast by all shareholders other than the related person, voting as a separate group.

Limits on Shareholder Actions.  Our articles provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders.  This provision prevents consent solicitations by persons desiring to acquire us or change the composition of our board of directors.  In addition, our articles provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

Fair Price Provisions. Our articles contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock, which we sometimes refer to as related persons, attempt to effect a business combination with us.  In general, subject to various exceptions, a business combination between CenturyTel and a related person must be approved by:
  a majority of our directors
  a majority of our continuing directors (as defined in our articles)
  80% of the total voting power of all shareholders, and
  two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.
Evaluation of Tender Offers.  Our board of directors is required by our articles, and expressly permitted by Louisiana law, to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyTel and our subsidiaries as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

Advance Notice.  Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders.  Our bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyTel, in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.  In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

Amendment of our Articles and Bylaws.  Various provisions of our articles, including the classified board provisions, fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:
  80% of the total voting power of all shareholders, and
  two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.
                        Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:
  a majority of our directors and a majority of our continuing directors, voting as a separate group, or the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.
        Other.  For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyTel, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein.  See “Where You Can Find More Information.”
Description of Preferred Stock

       We may issue preferred stock in one or more series.  The specific description of any particular series of preferred stock in the related prospectus supplement will not be complete.  You should refer to the applicable provisions in our articles of incorporation and the articles of amendment relating to each series of preferred stock that we have filed or will file with the SEC.
       General.  Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, shares of preferred stock in one or more series.  The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation.  A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including the following:
  the specific designation, number of shares, rank and purchase price any per share liquidation preference
  any redemption, payment or sinking fund provisions
  any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined)
  any voting rights
  the methods by which amounts payable in respect of the preferred stock may be calculated whether the preferred stock is convertible or exchangeable and, if so, a description of each of the following:
  the securities into which the preferred stock is convertible or exchangeable the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or ratios the conversion or exchange period
  any other related provision
  a description of any material United States federal income tax consequences relating to the series the place or places where dividends and other payments on the preferred stock will be payable any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.
Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights.  Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance.   Unless the applicable prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

Although it has no present intention to do so, our board of directors could authorize CenturyTel to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock.  Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Outstanding Preferred Stock.  As of February 6, 2009, we had outstanding 9,434 shares of 5% Cumulative Convertible Series L Preferred Stock.  At such time, such shares were convertible into a total of approximately 12,864 shares of CenturyTel common stock.  Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders.  The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments.  Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid.  In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock.  Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (which, as of the date of this prospectus, is approximately $18.33, as adjusted).

DESCRIPTION OF DEBT SECURITIES

        We may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, as supplemented through the date hereof.  We refer to this indenture as the senior indenture.  We may also periodically issue subordinated debt securities in one or more series under a subordinated indenture to be entered into between us and a bank or trust company selected by us to act as trustee.  We refer to this indenture as the subordinated indenture. Together, the senior indenture and the subordinated indenture are referred to as the indentures.  The trustees under the indentures are sometimes collectively referred to as the trustees.
    The particular terms of each series of debt securities will be set forth in a resolution of a committee of our board of directors specifically authorizing that series, or in one or more supplemental indentures or other instruments under the applicable indenture.  The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the indentures and the applicable board resolutions.  We have filed a copy of the senior indenture, a form of the subordinated indenture and a form of the board resolution as exhibits hereto, and suggest that you review these carefully.

    There is no requirement under the senior indenture, nor will there be any such requirement under the subordinated indenture, that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either the subordinated indenture or the senior indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities.  The senior indenture provides, and the subordinated indenture will provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates.  We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of senior or subordinated debt securities without the consent of the holders of that series, for issuances of additional securities of that series.
    Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable indenture.

General

    The debt securities will be general unsecured obligations of CenturyTel.  Senior debt securities will rank prior to all of our subordinated debt and will rank equally with all of our unsecured and unsubordinated debt.  Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement.  See “- Subordinated Debt Securities.”  The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder.  As of the date hereof, we have $2.625 billion aggregate principal amount of unsecured senior debt securities outstanding under the senior indenture.
    As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us.  As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder.  Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments.  Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.  At December 31, 2007, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.3 billion.  Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.  As of December 31, 2007, the long-term debt of our subsidiaries was $146.1 million.

    Unless we state otherwise below or in any prospectus supplement, neither of the indentures nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or (3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyTel, any of which could adversely affect holders of our debt securities.
    If we sell any series of debt securities hereunder, each related prospectus supplement will describe the terms of the series, including some or all of the following:
  the title and ranking of the series, including a description of any applicable subordination provisions any limit on the aggregate principal amount of the debt securities or the series of which they are a part our net proceeds from the sale thereof
  the price or prices at which the series will be issued
  the date or dates of maturity
  the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates the date or dates from which interest will accrue and the date or dates at which interest will be payable the terms of any conversion or exchange rights
  the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions any special United States federal income tax considerations applicable to the series any special provisions relating to the defeasance of the series any special considerations, additional covenants or other specific provisions applicable to the series.
    The debt securities may bear interest at a fixed or floating rate.  Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.
    The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold hereunder, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.

    The indentures are, and the debt securities will be, governed by Louisiana law.  The indentures are subject to and governed by the Trust Indenture Act of 1939.
Denominations, Registration and Transfer
    The debt securities will be issued in fully registered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section  2.03).  The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “- Global Securities.”

    The applicable trustee will act as the registrar of debt securities issued under the applicable indenture (Section 2.05).  No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05).  The applicable trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.10).  The applicable trustee may at any time rescind the designation of any such agent (Section 2.10).

    We will not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).
Global Securities

    We may issue the debt securities in whole or in part in the form of one or more global registered securities that will be deposited with a depositary identified in a prospectus supplement.  We may issue global securities in fully registered or bearer form and either temporary or permanent form.  A prospectus supplement will contain additional information about the depositary arrangements.
    Registered global securities will be registered in the depositary’s name or in the name of its nominee.  When we issue a global security, the depositary will credit that amount of debt securities to the investors that have accounts with the depositary or its nominee.  The underwriters or the debt security holders’ agent will designate the accounts to be credited, unless the debt securities are offered and sold directly by CenturyTel, in which case we will designate the appropriate accounts to be credited.

    Institutions that have accounts with the depositary or its nominee are referred to as participants.  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.  Participants’ beneficial interests in a global security will be shown on and effected through records maintained by the depositary.  Beneficial interests held by investors through participants will be reflected in records maintained by the participant.
    As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or that nominee will be considered the sole owner and holder of the debt securities represented by that global security for all purposes under the applicable indenture.  Except as set forth below, beneficial owners of global securities held by a depositary will not be entitled to:
  register the represented debt securities in their names
  receive physical delivery of the debt securities
  be recognized as the owners or holders of the global security under the applicable Indenture.
Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture.
    We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee.  Accordingly, neither CenturyTel, the applicable trustee nor any paying agent will have any direct responsibility to pay amounts due on the global securities to owners of beneficial interests in such securities.  When a depositary receives a payment, it is typically obligated to immediately credit the participants’ accounts in amounts proportionate to the participants’ interests in the global security.  Investors who hold their beneficial interest in a global security through a participant should, and are expected to, establish standing instructions and customary practices with their participant to ensure that payments can be made with regard to securities beneficially held for them, much like securities registered in “street name.”

    A global security can only be transferred in whole by the depositary to a nominee of such depositary, or to another nominee of a depositary.  If a depositary is unwilling or unable to continue as a depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for all of the global securities held by that depositary.  In addition, we may eliminate all global securities at any time and issue debt securities in definitive form in exchange for them.  Further, we may allow a depositary to surrender a global security in exchange for debt securities in definitive form on any terms that are acceptable to us and the depositary.
    If any of these events occur, we will execute and the applicable trustee will authenticate and deliver to each beneficial owner of the exchanged global security a new registered security in an amount equal to and in exchange for that person’s beneficial interest in the exchanged global security.  The depositary will receive a new global security in an amount equal to the difference, if any, between the amount of the surrendered global security and the amount of debt securities delivered to the beneficial owners.  Debt securities issued in exchange for global securities will be registered in the same names and in the same denominations as indicated by the depositary’s records and in accordance with the instructions from its direct and indirect participants.

    The laws of certain jurisdictions require some investors who purchase securities to actually take physical possession of those securities in definitive form.  The limitations imposed by these laws may impair your ability to transfer your beneficial interests in a global security.
Payment and Paying Agents

    Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent or, at our option, by check in U.S. dollars mailed or delivered to the person in whose name such debt security is registered.  Unless we state otherwise in the applicable prospectus supplement and subject to certain exceptions provided for in the applicable indenture, payment of any installment of interest on any series will be made to the person in whose name such debt security is registered at the close of business on the record date established under the applicable indenture for the payment of interest (Section 2.03).
    Unless we state otherwise in the applicable prospectus supplement, the applicable trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent’s office for purposes of payments with respect to any series of debt securities.  Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement.  We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in the Borough of Manhattan, City and State of New York, or Monroe, Louisiana.  (Sections 4.02 and 4.03).

    Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).
Conversion or Exchange Rights
    The debt securities may be convertible into or exchangeable for shares of common stock, preferred stock or other securities of CenturyTel or any other issuer.  The terms and conditions of exchange or conversion will be stated in the applicable prospectus supplement.  The terms will include, among other things, the following:
  the type of security into which the debt securities are convertible or exchangeable the conversion or exchange price or ratio (or manner of calculation thereof)
  the conversion or exchange period
  provisions as to whether the conversion or exchange rights will be at the option of the debt holders, CenturyTel, or both the events requiring an adjustment of the conversion or exchange price or ratio any restrictions on conversion or exchange.
Redemption and Sinking Fund Provisions

    A series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 60 days’ notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02).  If less than all of the debt securities of the series are to be redeemed, the applicable trustee shall select the debt securities of such series, or portions thereof, to be redeemed by lot or by any other method such trustee shall deem appropriate and fair (Section 3.02).

Replacement of Securities

    We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder.  The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the applicable trustee.  An indemnity satisfactory to us and such trustee may be required before a replacement security will be issued (Section 2.07).

Events of Default

    Unless we state otherwise in the applicable prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable indenture.  The indentures provide that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:
  failure for 30 business days to pay interest on the debt securities of that series when due failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control failure to observe or perform any other covenant of that series for 60 days after written notice with respect thereto certain events relating to bankruptcy, insolvency or reorganization (Section 6.01).
    No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the applicable indenture.
    If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable trustee, such trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default (Section 6.07).
    Upon an Event of Default with respect to any series, the applicable trustee or the holders of not less than 25% in aggregate outstanding principal amount of that series, by notice in writing to us (and to such trustee if given by such holders), may declare the principal of all debt securities of that series due and payable immediately, but the holders of a majority in aggregate outstanding principal amount of such series may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).
    Holders of debt securities may not enforce the applicable indenture except as provided therein.  Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an Event of Default occurs and is continuing such trustee will be under no obligation to exercise any of the rights or powers under the applicable indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such trustee indemnity reasonably satisfactory to it.  Subject to the indemnification provisions and certain limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to such series.  The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).
    We will be required to furnish to the trustees annually a statement regarding our performance of certain of our obligations under the indentures (Section 5.03).
Discharge and Defeasance

    Unless the prospectus supplement states otherwise, we may discharge our obligations with respect to any series of our debt securities, subject to certain exceptions, if at any time:
  we deliver to the applicable trustee for cancellation all outstanding debt securities of that series and for which payment in monies or U.S. Government Obligations has been deposited in trust by us, or all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).
    Additionally, each indenture provides that we may discharge all of our obligations under the indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the  date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).
Merger and Consolidation

    Nothing in the indentures or any of the debt securities prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01).
Subordinated Debt Securities

    In general, our subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior debt (Section 14.01 of the subordinated indenture). In general, this means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we liquidate, dissolve or otherwise wind up our affairs, then the holders of any debt senior to our subordinated debt securities will be entitled to be paid in full, before the holders of any subordinated debt securities are paid.  In addition, (a) if we default in the payment of any debt that is senior to our subordinated debt securities or if any event of default shall have occurred and be continuing permitting the holders of such senior indebtedness to accelerate payment of such senior indebtedness, then, so long as any such default continues, we cannot make any payment on our subordinated debt securities, and (b) if any series of subordinated debt securities is declared due and payable before its stated maturity date, then no payment on our subordinated debt securities can be made unless the holders of all debt senior to the subordinated debt securities are paid in full.
    A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:
  the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities the definition of senior debt applicable to that series of subordinated debt securities the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.
    The particular terms of subordination of a series of subordinated debt securities may supercede the general subordination provisions of the subordinated indenture.  There are no restrictions in the subordinated indenture on the creation of additional senior debt securities or any other indebtedness.
    The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities and the Subordinated Indenture will not prevent the occurrence of an Event of Default under the subordinated debt securities.
Modification of Indentures

    Each indenture contains provisions permitting us, when authorized by a board resolution, and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the indenture or any supplemental indenture affecting that series.  However, no such modification may:
  extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected, or reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).
    CenturyTel and the applicable trustee may execute, without the consent of any holder of debt securities, a supplemental indenture for certain other usual purposes, including the following:
  creating a new series
  evidencing the assumption by any successor to CenturyTel of our obligations under an indenture adding covenants to an indenture for the protection of the holders of debt securities curing any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series changing or eliminating any provisions of an indenture provided that there is no outstanding debt security of any series created prior to such change that benefits therefrom (Sections 2.01, 9.01 and 10.01).
    In addition, we may not modify or amend the subordination provisions of the Subordinated Indenture if doing so would adversely affect the rights under Article XIV of the Subordinated Indenture of the holders of senior indebtedness without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness.  (Section 9.02 of the subordinated indenture.)
Limitations on Liens

    The indentures provide that CenturyTel will not, while any of the debt securities remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with all obligations and indebtedness thereby secured so long as such obligations and indebtedness remain so secured.  Notwithstanding the foregoing, neither Indenture will restrict us from creating or suffering to exist various types of liens permitted in the indentures, including the following:
  liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ liens and similar liens arising in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business liens existing on the date of an indenture
  liens that replace, extend or renew any lien otherwise permitted under an indenture (Sections 4.05 and 4.06).
    The restrictions in the indentures described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under an indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries.  In the event of one or more highly leveraged transactions in which we incurred secured indebtedness, however, these provisions would require the debt securities to be secured equally and ratably with such indebtedness, subject to the exceptions described above.
Concerning the Trustees

    The trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01).  Subject to such provision, the trustees are not required to exercise any of the rights or powers vested in them by the applicable indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02).  A trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01).  We will pay the trustees reasonable compensation and reimburse them for reasonable expenses incurred in accordance with the applicable Indenture (Section 7.06).
    A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.10).
    Regions Bank is trustee under the senior indenture relating to our Series D, G, H, L, M, N and O senior debt securities.  Regions Bank also provides revolving credit and other traditional banking services to CenturyTel.
DESCRIPTION OF DEPOSITARY SHARES

    We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock.  If so, we will issue to the public receipts for depositary shares, each of which will represent a fraction of a share of a particular series of our preferred stock, and the shares of our preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

    The following description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete.  You should refer to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with any offering of specific depositary shares.  The specific terms of any series of depositary shares will be described in a prospectus supplement.
General

    The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.  Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.  Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.
    The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock.  Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.  These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts.  Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.
Dividends and Other Distributions

    The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.
    If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.
    Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to holders of depositary shares.
Withdrawal of Underlying Preferred Stock

    Unless we state otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares).  We will not issue any partial shares of preferred stock.  If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.
Redemption of Depositary Shares

    If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary.  The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock.  Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed.  If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.
Voting

    Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock.  Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares.  The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will endeavor to take all actions which we deem necessary to enable the depositary to do so.  Unless otherwise provided in a prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.
Conversion or Exchange of Preferred Stock

    If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities.  Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities.  If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.
Amendment and Termination of the Deposit Agreement

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary.  However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.  The deposit agreement may be terminated by us upon not less than 60 days’ notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts.  The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.
Charges of Depositary

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will also pay charges of the depositary in connection with its duties under the deposit agreement.  Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Reports

    The depositary will be obligated to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.
Limitation on Liability

    Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement.  Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement.  Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished.  We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
    In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.
Resignation and Removal of Depositary

    The depositary may resign at any time by delivering notice to us of its election to resign.  We may remove the depositary at any time.  Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.  The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Registered Owners

    We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.
DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.  The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
    This summary of certain provisions of the warrants is not complete.  For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.
    The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:
  the title and aggregate number of warrants
  the offering price for the warrants, if any
  the designation and terms of the securities that may be purchased upon exercise of the warrants if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property the dates on which the right to exercise the warrants begins and expires if applicable, the minimum or maximum amount of warrants that may be exercised at any one time whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form information with respect to book-entry procedures, if any
  a discussion of any material United States federal income tax considerations the anti-dilution provisions of the warrants, if any
  any applicable redemption or call provisions applicable to the warrants any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
    Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder.
    We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
DESCRIPTION OF UNITS

    As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof. The applicable prospectus supplement will describe:
  the terms of the units and of the other securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
  a description of the terms of any unit agreement governing the units; and
  a description of the provisions for the payment, settlement, transfer or exchange or the units.
    The terms and conditions described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Warrants” will apply to each unit and to any debt security, preferred stock, common stock, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.
PLAN OF DISTRIBUTION

    We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale.  The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, any securities exchanges on which the securities may be listed, and any other information we think is important.

    We may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices.  We also may directly offer and sell securities in exchange for, among other things, our outstanding debt or equity securities.
    If underwriters are used in the sale, the underwriters will acquire the securities for their own account.  The  underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.  We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.
    If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.
    We may offer our equity securities into an existing trading market through agents designated by us from time to time on the terms described in the applicable prospectus supplement.  Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.
    In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents.  Underwriters may sell any securities to or through dealers.  These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.
    Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
    Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above.  We may also arrange for repurchase and resale of such offered securities by dealers.
    If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  There may be limitations on the minimum amount that may be purchased by an institution or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements.  The obligations of any purchaser under a delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.
    In order to facilitate any offering of securities hereunder, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on or otherwise fix rights accruing under such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
    Except for our common stock, none of the securities when first issued will have an established trading market.  Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities.  However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice.  If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors.  Other than with respect to our common stock, which is currently traded on the New York Stock Exchange, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

    The validity of the offered securities will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

    The consolidated financial statements and the related financial statement schedule of CenturyTel as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated into this document by reference to CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2007 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph regarding the change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.           Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby:

SEC registration fee	$	*
Printing costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Rating agency fees		**
Blue Sky fees and expenses		**
Fees and expenses of Trustees		**
Miscellaneous		**

Total	$	**

__________________________

*     Deferred in reliance upon Rule 456(b) and Rule 457(r).

**   Not presently known.

Item 15.           Indemnification of Directors and Officers.

    Section 83 of the Louisiana Business Corporation Law provides in part that we may indemnify any of our directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by us or in our right) if such action arises out of his acts on our behalf and he acted in good faith not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  We have the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify the insured person against such liability.

    Article II, Section 10 of our by-laws, which we refer to as the indemnification by-law,  provides for mandatory indemnification for our current or former directors and officers to the fullest extent permitted by Louisiana law.
    Our articles of incorporation authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law.  We have entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the indemnification by-law.  We refer to these contracts as indemnification contracts.  The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.
    We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity.  The indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities.  The indemnification contracts also provide that if we do not maintain comparable insurance, we will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.
Item 16.           Exhibits.

    The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.          Undertakings.

    The undersigned registrant hereby undertakes:

       (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

                       (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                       (4)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided,  however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

     (5)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      (6)      That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       (8)     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, CenturyTel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on February 9, 2009.

CenturyTel, Inc.

By /s/ Stacey W. Goff
Stacey W. Goff
Senior Vice President, General Counsel and
Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Glen F. Post, III Glen F. Post, III	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	February 9, 2009
* R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 9, 2009
* Neil A. Sweasy	Vice President and Controller (Principal Accounting Officer)	February 9, 2009
* Harvey P. Perry	Vice Chairman of the Board and Director	February 9, 2009
* William R. Boles, Jr.	Director	February 9, 2009
* Virginia Boulet	Director	February 9, 2009
* Calvin Czeschin	Director	February 9, 2009
* James B. Gardner	Director	February 9, 2009
* W. Bruce Hanks	Director	February 9, 2009
* Gregory J. McCray	Director	February 9, 2009
* C.G. Melville, Jr.	Director	February 9, 2009
* Fred R. Nichols	Director	February 9, 2009
* Jim D. Reppond	Director	February 9, 2009
* Joseph R. Zimmel	Director	February 9, 2009

*     By:              /s/ Glen F. Post, III
                          Glen F. Post, III
                          Attorney‑in‑Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

1.1	Form of Underwriting Agreement.

2.1
Agreement and Plan of Merger, dated as of October 26, 2008, by and among Embarq, CenturyTel, and Cajun Acquisition Company (incorporated by reference to Exhibit 99.1 of CenturyTel’s Current Report on Form 8-K filed October 30, 2008).

4.1	Articles of Incorporation of CenturyTel, as amended and restated through November 14, 2008.

4.2
Bylaws of CenturyTel, as amended and restated through August 26, 2003 (incorporated by reference to Exhibit 3.1 of CenturyTel’s Current Report on Form 8-K dated August 29, 2003 and filed  on September 2, 2003).

4.3
Indenture dated as of March 31, 1994 between CenturyTel and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as Trustee (incorporated by reference to Exhibit 4.1 of CenturyTel’s registration statement on Form S‑3 filed March 31, 1994, File No. 33-52915).

4.4	Form of subordinated debt securities indenture (incorporated by reference to Exhibit 4.3 of CenturyTel’s Pre-Effective Amendment No. 1 to Form S-3 filed April 29, 2002, File No. 333-84276).

4.5	Form of board resolution to be used in designating and authorizing the terms and conditions of any series of debt securities offered hereunder.

4.6	Form of debt security (included within Exhibit 4.5).

4.7	Form of preferred stock.*

4.8	Form of Articles of Amendment to CenturyTel’s Amended and Restated Articles of Incorporation to be used in connection with issuances of Preferred Stock. *

4.9	Form of deposit agreement with respect to depositary shares. *

4.10	Form of depositary receipt (included in Exhibit 4.9).

4.11	Form of common stock (incorporated by reference to Exhibit 4.3 of CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.12	Form of warrant agreement. *

4.13	Form of warrant. *

4.14	Form of unit agreement*

4.15	Form of unit certificate*

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

12.1	Statement regarding computation of ratio of earnings to fixed charges.

23.1	Consent of KPMG LLP.

23.2	Consent of Jones Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney with respect to directors of CenturyTel, Inc.

25.1	Statement of Eligibility of Trustee on Form T-1 under CenturyTel’s senior debt securities indenture.

25.2	Statement of Eligibility of Trustee on Form T-1 under CenturyTel’s subordinated debt securities indenture.*

________________

*        To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.